To:	CHWM Family and Friends Investors

From:	Steven Berman, President and CEO

Date:	June 21, 2011

Subject:	General Update

Dear Family and Friends Investors:

As we have shared with you in past communications, with our limited resources effective execution of our business plan requires us to enter into and build upon strategic alliances, to develop joint venture opportunities, and to seize upon potential acquisitions that will jump-start our revenue and value.  We are seeking opportunities that can be addressed with minimal capital resources. “Seizing the moment” has been very challenging in today’s business environment.   Despite the difficulties, your CHWM management team is continuing to work hard to try to create shareholder value for our investors.

For most of the past year, our officers and consultants have deferred receipt of compensation. We are doing this to minimize cash requirements to only the amount necessary to meet the minimum legal maintenance requirements necessary to maintain legal compliance for our subsidiaries in China, and in the United States to maintain our status as a publicly reporting company.

Toward this end, we have reduced our expenses in China to under $3,000 per month and to under $7,000 per month in the US, the amount necessary to support the preparation of our accounting reports, our governmental filing fees, transfer agent fees, and other charges required to be a reporting company.  As a result, we are maintaining our Chinese assets, and wholly up to date with our SEC filings.

Meanwhile, despite our capital limitations, we have identified several opportunities which, if they are successful, could produce a substantial amount of future revenue with minimal capital outlay.  These include an exciting suite of telecommunications programs, which we are introducing to certain firms in China who service several million customers.  While success is not assured, and we cannot currently assess the amount of revenue, if any, that may result, the product is exciting to us, and looks promising.

We are in preliminary discussions with some sources through which we may direct certain content to outlets in China on which we could potentially earn fees on each usage event. We are seeking capital to consummate a potential acquisition which is currently generating significant revenue.

If we reach agreement on the terms of any of these opportunities, we will of course report that agreement as required by federal regulations. Until then, we can only describe these goals in general terms.

Investor Update
 June 21, 2011
Page 2.

The capital required to fund these opportunities range from a low of between $200K to a high of $900K each, or an estimated $1.4M in total. We believe these business opportunities, if consummated, will better position our company to execute the larger business plans and attract more significant capital.  This continues to be a work-in-progress.

As we previously shared with you, CHWM has entered into a new relationship with a fund in the Far East that we believe can be effective in helping us to raise capital, and will also enhance our international footprint and help us to develop joint venture opportunities in China and the United States.

These projects include the following:

■
CJ Networks.  CHWM started the initial phase of our agreement with CJ Networks. To fully implement this, we need to invest approximately $200K to interconnect our networks, to begin lighting buildings utilizing our fiber assets, and to establish a point of international termination for VPN service.

■
Fiber Transport and International VPLS.  CHWM has entered into various joint venture and cooperation agreements for fiber transport from Hong Kong to mainland China cities with local termination on CHWM’s fiber and 5.8 GHz wireless networks.  CHWM intends to invest in International “meet me” facilities in Hong Kong with network equipment resulting in exclusive rights.  CHWM anticipates utilizing $300K to $500K to fully build-out these network elements and to begin marketing of International Virtual Private Line Services (VPLS).  IF successful, CHWM could have significant use of bandwidth for a modest investment.

■
U.S. Based Telecommunications Acquisition or Joint Venture.  Concurrent with development of VPLS, CHWM plans to own and/or operate, directly or indirectly, a US-based business.   CHWM intends to acquire a stake in an existing, profitable, Denver based telecom company.  The company supports a broad base of telecom services and technologies ideally supportive of services in China, and providing projected annual revenue of approximately $5M and EBITDA of $800K.  This acquisition (or strategic investment) is expected to require a cash investment of approximately $900K.

■
IPTV Opportunities.   CHWM is currently exploring IPTV opportunities in China with strategic partners located there that have a significant customer base.  “IPTV” is the acronym for “internet protocol television” – a system in which television and data services are delivered via the internet.     As part of our due diligence, we have already been able to see “live demonstrations” of the diverse service offerings IPTV can provide from potential partners.   IPTV-related services has the potential to significantly enhance our revenues in China should an acceptable business arrangement be made with the several groups we are in active discussions with.

The Company’s management team believes in these opportunities -- and thinks that each of them -- separate and/or together – can create sustainable and growing long-term value for CHWM.

We are now at a critical junction in our company's lifecycle.  Raising new money in the commercial market is expensive and difficult.   Frankly, our company – like any start-up and development stage company -- is in a cash crunch and needs additional financial resources to continue operations.

Investor Update
 June 21, 2011
Page 3.

As always, I am available to discuss any of the publicly available information in this update with you at your convenience.  I can be reached at (703) 517-6971.  In addition, other members of our executive team are available to take your calls, including Executive V.P. Eric Hager, who can be reached at (303 517-6026.

On behalf of your CHWM executive team, I thank you for continuing support and patience.

SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by China Wi-Max Communications, Inc. (China Wi-Max) may differ materially from these statements due to a number of factors. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and are further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov ). All forward-looking statements are based on information available to China Wi-Max and China Wi-Max assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.